Exhibit 99.1
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2191

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com
FOR IMMEDIATE RELEASE
Astronics Corporation Announces 2006 First Quarter Profits of $1.2 million
▪	Sales increase 59% over first quarter last year

▪	Earnings per share up 88% to $0.15

▪	Increased full year revenue estimate range to $90 to $100 million
EAST AURORA, NY, May 11, 2006 — Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported sales of $24.9 million for the first quarter of 2006 compared with $15.7 million in the first quarter of 2005, up $9.2 million, or 59.2%. Last year’s first quarter included only eight weeks of Astronics Advanced Electronic Systems sales, as it was acquired in February 2005. Net income for the first quarter 2006 doubled to $1.2 million compared with net income of $0.6 million in the prior year first quarter. On a diluted earnings per share basis, earnings were $0.15 this year’s first quarter compared with $0.08 in the first quarter 2005.
Higher sales of cabin electronics due to stronger demand from the commercial transport market and sales to Air Canada on the contract win announced December 21, 2005, were the primary drivers of the growth. Airframe power sales were higher as a result of sales to the military for the Tactical Tomahawk and Taurus missile programs, which entered full production in the second half of 2005. Increased aircraft production rates also contributed to revenue growth.
When compared with the fourth quarter of 2005, sales increased $4.5 million, or 22%. When the sequential quarters are compared, a $6.0 million increase in sales of cockpit lighting, cabin electronics, and airframe power products more than offset a $1.5 million decline in external and cabin lighting products. Product sales are highly dependent on customer production rates and the timing of various programs.
Peter J. Gundermann, President and CEO noted, “Our strong first quarter performance was a result of our strong product offering, the overall health of the aerospace industry, the acceleration of the Air Canada program and certain customer projects that are progressing well. The industry continues to demonstrate solid growth without any indications of weakening in the near term. In particular, the commercial transport market was a large contributor to our growth this quarter. Going forward, we believe that our market mix and product demand will vary based on when certain customer programs enter production.”
Gross margin for the quarter was 21.1%, essentially flat compared with last year’s first quarter gross margin of 21.0%. Higher engineering labor, testing and consulting fees offset gains from higher volume.
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Astronics Corporation Announces 2006 First Quarter Profits of $1.2 Million
May 11, 2006

Selling, general and administrative (SG&A) expenses declined to 12.1% of sales compared with 14% in the same period last year. On an absolute basis, SG&A increased to $3.0 million in this year’s first quarter from $2.2 million during the first quarter last year. A full quarter of expenses related to Astronics AES, as well as $140 thousand in stock based compensation expenses incurred as a result of the adoption of SFAS 123(R) in the first quarter, contributed to higher absolute expenses. During the first quarter of this year, there were no costs associated with the implementation of Section 404 in the first quarter, but it is expected that $300 to $500 thousand may be incurred in the remaining nine months of fiscal 2006 for these purposes.
Cash and cash equivalents declined from $4.5 million to $6.0 thousand to support working capital needs and to reduce notes payable. The Company has a $15 million demand line of credit facility available and believes this, along with cash from operations, is adequate to meet its on going needs. Capital expenditures were $645 thousand for the first quarter, while depreciation and amortization was $623 thousand.
Outlook
Bookings for the first quarter 2006 were $23.9 million compared with $14.9 million and $37.9 million in the first and fourth quarters of last year, respectively. Backlog was $94.0 million at the end of the first quarter this year up from last year’s first quarter backlog of $72.3 million and down slightly from 2005 year end backlog of $95.1 million.
Mr. Gundermann added, “We are encouraged by the robustness of the aerospace market, in which production rates for new aircraft are exceeding forecasts from last year. However, we remain focused on the range of new aircraft in which we are involved. We have been designed into many of the premier new aircraft that will dominate the skies over the next twenty years. These include the Eclipse 500 jet, the V-22 Osprey, the Airbus A380, the Citation Mustang, the Hawker Horizon and the Joint Strike Fighter. We have been involved with these programs for a long time and look forward to their successful airworthiness certification and entry into production.”
He went on to say, “We expect that our second quarter will be as strong as our first quarter, if not better, in part due to strong production rates at OEMs and the continued acceleration of the Air Canada program. Right now, we are benefiting tremendously from the growth of the global commercial air transport industry. As we look into the second half of the year, our visibility becomes reduced as the timing of customer projects and the rate and consistency of their orders can vary measurably. However, we expect that with a strong first half, we will have revenue for the year in the $90 to $100 million range.”
First Quarter Webcast and Conference Call
The release of the financial results on May 11, 2006, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (913) 312-1267 approximately 5 – 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.
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Astronics Corporation Announces 2006 First Quarter Profits of $1.2 Million
May 11, 2006

•	A replay can also be heard by calling (719) 457-0820, and entering passcode 9440576.

The telephonic replay will be available through Thursday, May 18, 2006 at 11:59 p.m. ET.
Annual Meeting of Shareholders
Additionally, the Company will webcast its 2006 annual shareholders’ meeting on Friday, May 12, 2006 at approximately 10:00 am. During the management presentation, Peter Gundermann, President and Chief Executive Officer will discuss Astronics’ financial and business performance and strategy. The webcast will be accessible on Astronics’ website at http://www.astronics.com.
An archive of the webcast will be available at http://www.astronics.com for approximately 60 days. Participants will need Windows Media Player to view the webcast, which can be downloaded from the Astronics website.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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Astronics Corporation Announces 2006 First Quarter Profits of $1.2 Million
May 11, 2006

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

	Three months ended
	4/1/2006	4/2/2005

(in thousands except per share data)
Sales	$24,926	$15,656
Cost of products sold	19,677	12,363

Gross profit	5,249	3,293
Gross margin	21.1%	21.0%
Selling general and administrative	3,019	2,207

Income from operations	2,230	1,086
Operating margin	8.9%	6.9%
Interest expense, net	199	126
Other (income) expense	(12)	—

Income before tax	2,043	960
Income taxes	833	351

Net Income	$1,210	$609

Basic earnings per share:	$0.15	$0.08
Diluted earnings per share:	$0.15	$0.08

Weighted average diluted shares outstanding	8,143	7,900

Capital Expenditures	645	551
Depreciation and Amortization	623	616

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Astronics Corporation Announces 2006 First Quarter Profits of $1.2 Million
May 11, 2006

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)

	4/1/2006	12/31/2005
(in thousands)
ASSETS:
Cash and cash equivalents	$6	$4,473
Accounts receivable	15,949	12,635
Inventories	21,369	19,013
Other current assets	1,778	1,401
Property, plant and equipment, net	20,604	20,461
Other assets	7,737	7,874

Total Assets	$67,443	$65,857

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$913	$914
Note payable	6,000	7,000
Accounts payable and accrued expenses	17,008	15,843
Long-term debt	10,239	10,304
Other liabilities	6,039	5,962
Shareholders’ equity	27,244	25,834

Total liabilities and shareholders’ equity	$67,443	$65,857

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Astronics Corporation Announces 2006 First Quarter Profits of $1.2 Million
May 11, 2006

ASTRONICS CORPORATION
NET SALES BY MARKET
($, in thousands)

	Three Months Ended
	4/1/2006	4/2/2005	% change	2006 YTD %
Military	$7,141	$5,095	40.16%	28.65%
Commercial Transport	12,444	6,162	101.95%	49.92%
Business Jet	4,881	4,004	21.90%	19.58%
Other	460	395	16.46%	1.85%

Total	$24,926	$15,656	59.21%	100.00%

ASTRONICS CORPORATION
NET SALES BY PRODUCT
($, in thousands)

	Three Months Ended
	4/1/2006	4/2/2005	% change	2006 YTD %
Cockpit Lighting	$8,073	$6,720	20.13%	32.39%
Cabin Electronics	8,292	2,992	177.14%	33.27%
Airframe Power	4,166	1,840	126.41%	16.71%
External Lighting	1,750	1,972	-11.26%	7.02%
Cabin Lighting	2,185	1,737	25.79%	8.77%
Other	460	395	16.46%	1.85%

Total	$24,926	$15,656	59.21%	100.00%

ORDER AND BACKLOG TREND
($, in thousands)

					Twelve
	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Months	Q1 2006
	4/2/05	7/2/05	10/1/05	12/31/05	12/31/05	4/1/06
Bookings	$14,868	$23,564	$20,176	$37,946	$96,554	$23,850
Backlog	$72,292	$77,856	$77,611	$95,121	$95,121	$94,045
Book:Bill	0.95	1.25	0.99	1.86	1.28	0.96
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